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                                                                     EXHIBIT 4.5


                       MANUFACTURING OUTSOURCING AGREEMENT

This Manufacturing Outsourcing Agreement (The "AGREEMENT") is entered into on January 21st, 2002, by and between Nice Systems Ltd., an Israeli registered corporation no. 52-0036872 having its place of business at 8 Hapnina Street, P.O.B 690, Ra'anana 43107, Israel, ("NICE") and Flextronics Israel Ltd., an Israeli registered corporation no. 51-2933045, having its place of business at 1 Hatasiya Str., Ramat Gabriel Industrial Zone, Migdal Haemek 23108, P.O.Box 867, Israel (the "CONTRACTOR"). NICE and Contractor are collectively referred to as the Parties.

RECITALS

WHEREAS NICE issued a request for information ("RFI") version A.2 dated June 17th, 2001 to a number of manufacturers seeking to provide NICE with certain local Manufacturing Outsourcing Services (as defined hereinafter) for the production, testing and delivery in world class quality and capability of NICE' Products, on a turnkey basis, to acquire from NICE inventory related to the operations to be outsourced, and to contract with certain of the contractors performing portions of the remainder of work or to accept assignment of such contracts, all as detailed herein;

WHEREAS the RFI was followed by a request for proposal including a detailed Statement of Work including Exhibits dated 13.8.01 (the "RFP");

WHEREAS the Contractor submitted a proposal in response to the RFI and RFP (together the "PROPOSAL" or the "CONTRACTOR'S PROPOSAL");

WHEREAS the bidding process resulted in the selection of Contractor, which represented that it possessed the necessary skills, staffing, experience, resources, and capabilities to provide those certain Manufacturing Outsourcing Services detailed herein in world class quality, capability and manner as set forth herein;

WHEREAS the Parties have completed the pre-contract due diligence, and now wish to contract for the provision of the Manufacturing Outsourcing Services;

NOW THEREFORE, FOR AND IN CONSIDERATION OF THE AGREEMENTS OF THE PARTIES SET FORTH BELOW, NICE AND CONTRACTOR AGREE AS FOLLOWS:


A.   DEFINITIONS. The following terms shall have the meanings set forth below:

     (i)  "RFI" - shall have the meaning ascribed in the preamble above.

     (ii) "RFP" - shall have the meaning ascribed in the preamble above.

     (iii) "SOW" - Statement of Work document attached to the RFP and forming an integral part thereof including its Exhibits.

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     (iv) "CONTRACTOR'S PROPOSAL" or "PROPOSAL" - shall have the meaning ascribed in the preamble above. It is clarified that for the purpose of Contractor's Proposal in response to the RFI, Contractor hereby declares that such Proposal was valid and correct at the date submitted in all material aspects which are relevant to NICE' decision to choose Contractor as the Manufacturing Outsourcing Services supplier.

     (v) "PRODUCTS" - Digital recording products as defined in APPENDIX A and further detailed in the PDM System, and as shall be amended from time to time by NICE and manufactured by Contractor in accordance herewith.

     (vi) "MANUFACTURING OUTSOURCING SERVICES" - Certain turnkey based purchasing, manufacturing, testing, configuration and delivery services for the Products all as detailed in the Agreement and its Appendices and Exhibits, including but not limited to: purchase of the Product's components which are not supplied by NICE, assembly and production of the Products subject to supervision, control and planning by NICE, execution of Measurements and Procedures, response times, providing infrastructure and resources, allocation of the required manpower, use of the Non Generic Equipment, execution of engineering and integration process, Engineering Changes, integration of NICE Software, implementation of Control and Planning, Engineering Changes and Change Order procedures, packaging requirements, dismantling and disassembly of Products procedure, spare part mechanism, quality control requirements, logistics management including inventory management, adjusting and meeting forecasts, components purchasing procedure, supplies and shipment schedules, issuing orders procedure, preparing export shipments, all of world class quality and capability and as provided herein, on a turnkey basis, and acquisition from NICE of certain inventory related to the operations to be outsourced, and to contract with certain of the contractors supplying components and/or performing portions of the remainder of work or to accept assignment of such contracts, all as detailed herein.

     (vii) "NICE SOFTWARE" - Dedicated software developed by NICE and/or for NICE, in which all Intellectual Property (as defined below) is owned by NICE.

     (viii) "PERSONNEL" - Contractors' employees, subcontractors, subcontractor's employees and any other person acting on behalf of Contractor.

     (ix) "AFFILIATE" - A corporation, partnership or other business entity which controls, is controlled by, or is under common control of a Party. For the purposes hereof, "CONTROL" shall mean the holding of more than 50% of the voting rights in the entity in question.

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     (x)  "CUSTOMER/S" - NICE distributors, resellers, VAR's (value added resellers), OEM's and similar business partners and/or end-users, which purchase the Products.

     (xi) "NICE PROPRIETARY INFORMATION" - Any and all data and information disclosed by NICE to the Contractor during the term of this Agreement in any form, whether verbally, in writing or in machine readable form or in magnetic media, relating to the business, manufacturing, know-how, Products, NICE Software, any other products, items, components and affairs of NICE including its Affiliates, and including without limitation - documents, prototypes, samples and the NICE' plants and equipment, Products, certain proprietary and confidential information concerning NICE' past, present and future research, development and business activities and the results therefrom, including but not limited to digital recording solutions, applications and services technology. Proprietary Information may also include information disclosed to NICE by third parties. Proprietary Information shall not include data and information which: (i) was or will be, independently of this Agreement, lawfully in the possession of the Contractor without breach of obligation of secrecy of Contractor to NICE, and/or (ii) was or will be, independently of this Agreement, lawfully in the possession of the Contractor without breach of obligation of secrecy of a third party to NICE, or (iii) was in the public domain or was common knowledge at the time of receipt by the Contractor; or (iv) following its disclosure to the Contractor as the receiving Party, has, through no fault on the part of the Contractor, subsequently become part of the public domain or is common knowledge; or (v) is required to be disclosed by the Contractor to comply with applicable laws or governmental regulations, provided that the Contractor provides prior written notice of such disclosure to NICE and takes reasonable and lawful actions, at NICE' expense, to avoid and/or minimize the extent of such disclosure.

          "CONTRACTOR'S PROPRIETARY INFORMATION" - data and information disclosed by Contractor to NICE during the term of this Agreement in any form, whether verbally, in writing or in machine readable form or in magnetic media, relating to the business, manufacturing methods, know-how, systems, price lists, suppliers lists and terms of engagement with suppliers, of Contractor including its Affiliates, and including without limitation documents, and the Contractor's plants and equipment, all information disclosed under audits under this Agreement. Contractor's Proprietary Information may also include information disclosed to Contractor by third parties. Contractor's Proprietary Information shall not include data and information which:
          (i) was or will be, independently of this Agreement, lawfully in the possession of NICE

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          without breach of obligation of secrecy to Contractor, and/or (ii) was or will be, independently of this Agreement, lawfully in the possession of NICE without breach of obligation of secrecy of a third party to Contractor, or (iii) was in the public domain or was common knowledge at the time of receipt by NICE; or (iv) following its disclosure to NICE as the receiving Party, has, through no fault on the part of NICE, subsequently become part of the public domain or is common knowledge; or (v) is required to be disclosed by NICE to comply with applicable laws or governmental regulations, provided that NICE provides prior written notice of such disclosure to Contractor and takes reasonable and lawful actions, at Contractor's expense, to avoid and/or minimize the extent of such disclosure.

     (xii) "INTELLECTUAL PROPERTY" - Trademarks, trade names, logos, domain names, designs, patents, copyrights, inventions, discoveries, technology, know-how, trade secrets, confidential and proprietary information and mask works, all registrations and applications for any and all renewals, reissuances and extensions of, and all goodwill in, the foregoing.

     (xiii) "PURCHASE ORDER/S" or "PO/'S"- A NICE purchase order ordering manufacture and supply of the Products, issued in accordance herewith.

     (xiv) "TOTAL LEAD TIME" - The Purchase Lead Time, Sub Assembly Lead Time and Production Lead Time together.

     (xv) "PURCHASE LEAD TIME" - The maximum agreed time for purchase of components by Contractor in order to enable production and completion of a Product until the Due Date, being the total of the time required for ordering and delivering all relevant components to Contractor from Contractor's suppliers, subject to the Liability. The initial Purchase Lead Time for each component (including sub-assembly purchased from suppliers) will be as detailed in APPENDIX C and shall be reviewed and updated as necessary by the parties each Quarter during the duration of this Agreement according to the procedure detailed in this Agreement. The new Purchase Lead Time shall need to be agreed to by both parties, and, once agreed, shall be the binding Purchase Lead Time for the relevant components. The parties will also agree on the Purchase Lead Time regarding each new component to be included in a Product.

     (xvi) "SUB ASSEMBLY LEAD TIME" - The maximum agreed time for completion of sub-assemblies in order to enable production and completion of a Product until the Due Date, beginning at the end of the Purchase Lead Time for all relevant components and ending on successful completion of testing of the relevant sub-assemblies. The initial Sub Assembly Lead Time for each sub-assembly will be as detailed in APPENDIX C and shall be reviewed and updated as necessary by the parties each Quarter during the duration of this Agreement according to the procedure detailed in this Agreement. The new Sub Assembly Lead Time shall need to be agreed to by both parties, and, once agreed, shall be the binding Sub Assembly Lead Time for the relevant Sub Assemblies. The parties will also agree on the Sub Assembly Lead Time regarding each new Sub Assembly to be included in a Product.

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     (xvii) "PRODUCTION LEAD TIME" - The agreed time for completion of a Product until its Due Date, meaning from commencement of assembly (from sub-assemblies if applicable) until successful completion of testing, which shall always be fourteen (14) Days from receipt of the PO.

     (xviii) "ENGINEERING CHANGES" - Engineering change in the Product as detailed in Sections 3.10 and 3.11 to this Agreement.

     (xix) "ECR" - Engineering Change Request issued by NICE or by Contractor.

     (xx) "ECO" - Engineering Change Order issued by NICE at its discretion after an ECR, in accordance with Section 3.11 below.

     (xxi) "CHANGE ORDERS" - Change or changes or amendments in a specific order excluding rescheduling of an order/prices and excluding ECO's, as further detailed in Section 3.5.

     (xxii) "WARRANTY PERIOD" - Thirteen (13) months from the Shipment Date of the Product subject matter of the warranty, unless agreed otherwise by the parties in writing.

     (xxiii) "BACKUP SITE" - Contractor's backup site and/or the third party site, as detailed in APPENDIX G and in Section 2.9 below, designed to be operated in the event of force majeure or other event preventing the performance of the Manufacturing Outsourcing Services at Contractor's plant and to ensure an alternate facility with equivalent standards and availability.

     (xxiv) "DUE DATE" - The date of completion of the Product after completion of all quality and integration tests as detailed for each Product including in APPENDIX J and its classification as "finished goods" according to the date detailed in the relevant NICE Purchase Order, issued in accordance with this Agreement.

     (xxv) "SHIPMENT DATE" - the date of delivery of Products, properly packed (i.e. in accordance with this Agreement), including all documents required for the export of Products, to the NICE designated freight forwarder at Contractor's Location, which may be any time after the Due Date as determined by NICE, but not to exceed sixty (60) Days from the Due Date.

     (xxvi) "DAY" or "DAYS" - Calendar days unless specific reference is made to "Business Days".

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     (xxvii) "BUSINESS DAYS" - Sunday to Thursday, excluding holidays. Holiday eves shall be regarded as half a business day.

     (xxviii) "QUARTER" - a calendar quarter.

     (xxix) "EFFECTIVE DATE" - January 21st, 2002

     (xxx) "LIABILITY " - components and sub-assemblies for which Contractor has an option of cancellation and/or rescheduling without liability, as detailed in APPENDIX C regarding each component and sub assembly. The cancellation window for VMI (Vendor Management Inventory) Components varies between 0 to 35 Days from ordering by Contractor.

     (xxxi) "NON GENERIC EQUIPMENT" - functional testing equipment and any equipment related thereto.

     (xxxii) "PDM SYSTEM" - NICE' engineering system (PDM) to which Contractor shall be granted access for the purpose of performance of this Agreement and whose contents shall be binding and constitute an integral part of this Agreement, subject to Section 17.1. The contents of the PDM System as at the date hereof which are not governed by
          Section 17.1 may only be changed further to an ECO issued in accordance herewith.


B.   INTERPRETATIONS

     As used in this Agreement:

     (i) The terms and expressions set out in Section "A" shall have the meanings ascribed therein.

     (ii) The preamble and Appendices and Schedules form an integral part of this Agreement.

     (iii) The masculine includes the neuter and the feminine; and the singular includes and plural and vice versa.

     (iv) A reference to any statute, enactment, order, regulation or other similar instrument shall be construed as a reference to the statute, enactment, order, regulation or instrument as amended by any subsequent statute, enactment, order, regulation or instrument or as contained in any subsequent re-enactment thereof.

     (v) Headings are included in this Agreement for ease of reference only and shall not affect the interpretation or construction of this Agreement.

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     (vi) References to Sections, Schedules, Appendices and Exhibits are, unless otherwise provided, references to sections, schedules, appendices and exhibits to this Agreement.

     (vii) In the event certain provisions incorporated in the Agreement are contradictory VIS-A-VIS other provisions incorporated in the Appendices and Schedules, the Agreement shall prevail.

     (viii) In the event certain provisions incorporated in the Appendices and Schedules are contradictory VIS-A-VIS other provisions incorporated therein, the specific provisions shall take precedence over the general provisions.

C.   APPENDICES AND SCHEDULES

     (i)  Appendix A - Products;

     (ii) Appendix B - The Proposal;

     (iii) Appendix C - Prices, Purchase and Sub-Assembly Lead Time, cancellation windows, rescheduling period, minimum order, package quantity, labor costs, disassembly fees, Product prices, cancellation fees, ECR and ECO administrative costs [a new version to be completed within a month of signature of the Agreement and thereafter updated in accordance with this Agreement];

     (iv) Appendix D - Insurance Certificate;

     (v)  Appendix E - Non Disclosure Undertaking;

     (vi) Appendix F - NICE Inventory purchased by Contractor for the first Quarter (NICE Inventory purchased by Contractor for the second Quarter will be added as an addition to Appendix F at a later date);

     (vii) Appendix G - Back Up Site;

     (viii) Appendix H - Safety, Security & IT Requirements;

     (ix) Appendix I - Spare Parts / Upgrade;

     (x)  Appendix J - Quality Assurance Requirements;

     (xi) Appendix K - NICE Products release policy;

     (xiv) Appendix N - RMA Process.

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1.   MANUFACTURING OUTSOURCING SERVICES

     1.1. SCOPE OF WORK. During the term of and subject to this Agreement, Contractor shall perform the Manufacturing Outsourcing Services including purchase, assemble, manufacture, configure, test and deliver to NICE' freight forwarder in Contractor's facility, under the terms set forth below, and NICE shall purchase from Contractor, and Contractor shall sell to NICE, such quantities of units of the Products according to NICE' Purchase Orders, from time-to-time as detailed below, at the quoted prices set forth in Appendix C. This Agreement or any provision thereof shall not be interpreted as granting Contractor any exclusive rights in respect of the Manufacturing Outsourcing Services or any similar services outsourced by NICE, and shall not prevent NICE, at its sole discretion, from contracting with any third party for such services, subject to the provisions of this Agreement. Notwithstanding anything to the contrary in the Agreement or elsewhere, including NICE' confidentiality obligations towards Contractor, but without derogating from NICE' obligations hereunder, this Agreement shall in no way be construed as preventing NICE from performing the Manufacturing Outsourcing Services or part thereof by itself and/or through others, whether during the term of this Agreement or thereafter.

     1.2. Contractor's obligations to execute the Manufacturing Outsourcing Services pursuant to this Agreement shall commence on the Effective Date, subject to the following provisions:

     1.2.1. OUTSOURCING TRANSITION - NICE intends to outsource part of its manufacturing activities to the Contractor, in 3 phases: (1) Training and Authorization, (2) Relocation and (3) Manufacturing Outsourcing Services, as described in this Agreement.

               1.2.2. INFRASTRUCTURE. For the execution of this Agreement and the Manufacturing Outsourcing Services, Contractor will set up and establish specific infrastructure including an exclusive area in its production facility as detailed herein. Contractor shall assemble its own workstations using its generic equipment and the Non Generic Equipment to be provided by NICE in good working order. The maintenance of the Non Generic Equipment and keeping it in good working order, except normal wear and tear, shall be Contractor's responsibility, at Contractor's expense. NICE shall have the right to object on reasonable grounds to any material change of the manufacturing facility for any Product.

               1.2.3. RELOCATION- Contractor will complete the Relocation process including preparation of production lines

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                    that will be able to ensure the production capacity
                    according to NICE' forecasts as detailed herein. The completion of the Relocation stage shall be on time in order to enable compliance with the Forecast submitted to Contractor prior to signature of this Agreement and shall be subject to the Control of NICE, without relieving Contractor from its responsibilities hereunder. Upon NICE' approval that the Relocation stage has been completed to its satisfaction, which approval shall not be unreasonably withheld, the Contractor shall commence the Manufacturing Outsourcing Services.

               1.2.4. RESOURCES, PERSONNEL, PROJECT MANAGER. Contractor will be responsible for the required resources in order to comply with its undertakings hereunder and to deliver the Manufacturing Outsourcing Services as detailed hereunder. Contractor will perform the Manufacturing Outsourcing Services using only skilled, qualified and experienced personnel to the extent required for the purpose of performing its undertakings pursuant to this Agreement, to be trained and authorized, according to NICE' requirements. Contractor shall not replace at its initiative key Personnel during the duration of this Agreement, to the extent such replacement shall materially impair its ability to perform in compliance herewith and any such replacement shall take place only after consultation with NICE. It is agreed for the purpose hereof, that frequent replacement of key personnel shall be deemed as materially impairing Contractor's ability to perform hereunder. NICE may reject on reasonable grounds any such key personnel employed by Contractor in the performance of its obligations hereunder, and they shall be replaced by Contractor promptly following NICE' first reasoned request. Such personnel shall abide by all of NICE' security, data protection and safety requirements and policies as indicated from time to time by NICE in writing according to Section 17.1.

                    TheContractor will appoint a dedicated Project Manager who will coordinate with NICE' representative and serve as a single point of contact for NICE in all aspects pertaining to this Agreement. The project manager will not be replaced at Contractor's initiative during the duration of this Agreement to the extent such replacement shall

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                    materially impair Contractors ability to perform in
                    compliance herewith and any such replacement shall take place only after consultation with NICE. It is agreed for the purpose hereof, that frequent replacement of Contractor's Project Manager shall be deemed as materially impairing Contractor's ability to perform hereunder. The project manager will meet with NICE' representative on a regular basis.

               1.2.5. CONTROL AND PLANNING. Without derogating from the
                    aforesaid, Contractor will provide NICE with control capability of the production. NICE shall be entitled to be involved in the planning and establishment of the working environment for all Product lines at the Contractor's premises. Contractor will provide NICE with reports on a daily/ weekly/ monthly basis, as follows: the reports will present all relevant details regarding the production orders, time between phases, disassembled Products, schedules, logistics reports, etc. The reports provided will present all said data in a clear manner and will include graphic presentations. The reports will enable NICE to verify that all systems are matched and to verify the improvement that is achieved by Contractor. All said reports shall need to be agreed in advance by both Parties.

               1.2.6. SUPERVISION AND MONITORING. NICE shall be entitled but not obligated, to supervise and monitor the execution of this Agreement from time to time as set forth herein. NICE shall be entitled, upon prior coordination, to visit any place where the Manufacturing Outsourcing Services are being performed including Contractor's plant/s and to review samples of components and Products. As a result of such supervision, NICE may propose improvements and increase in efficiency in the Manufacturing Outsourcing Services and the Parties will discuss such proposals and their affect on this Agreement. Without derogating from the generality of the aforementioned, any supervision and monitoring rights granted to NICE hereunder are merely intended to secure performance of this Agreement according to its terms and shall not relieve Contractor from its responsibilities hereunder according to this Agreement or impose any responsibility or liability upon NICE which is not explicitly detailed in this Agreement.

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               1.2.7. MEASUREMENTS AND PROCEDURES. Contractor will execute all the production stages required for a Product according to NICE' Production File for the particular Product, included in the PDM System.

               1.2.8. QUALITY ASSURANCE REQUIREMENTS. The Manufacturing
                    Outsourcing Services performed by Contractor shall be executed according to and comply with all quality control requirements and specifications described in APPENDIX J. Without derogating from Contractor's responsibility as aforementioned, NICE reserves the right to execute quality assurance inspection on Contractor's premises, all as described in APPENDIX J and according to the terms hereof.

               1.2.9. BACK-UP SITE. Contractor will ensure the availability of the Back-up Site according to the terms of this Agreement. Attached as APPENDIX G to this Agreement is the undertaking of Flextronics, Inc., North Carolina for a Back Up Site in North Carolina, USA and a transition plan for its operation.

               1.2.10. STEERING COMMITTEE. The Parties will appoint a steering committee which shall monitor the execution of this Agreement, comprised of Contractor's project manager, NICE' representative, and relevant personnel of the Parties.

     2.   COMPONENTS PURCHASING, NICE COMPONENTS AND INVENTORY.

          2.1. COMPONENTS PURCHASING. Upon transition to the third phase - Production, the Contractor will be responsible for all purchasing of components and getting equipped with all the materials necessary for the assembly of the Products (except the Non Generic Equipment). At NICE' request, and without derogating from any other provisions of this Agreement, Contractor shall promptly notify NICE, in writing, who are the suppliers of any specific components and under what agreements purchase is effected.

          2.2. CONTRACTOR PURCHASE AGREEMENTS. Without derogating from the aforementioned, NICE may, at its sole discretion, decide to be involved and to actively or inactively, participate in negotiations and purchasing agreements of Contractor for components designated for production hereunder. In such event, Contractor will comply with NICE' requirements and instructions and contract accordingly, without imposing any liability on NICE, provided such instructions

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               are in accordance with common purchasing practice and in
               accordance with this Agreement. NICE may, at its election, instruct Contractor not to purchase a relevant component from a specific supplier, provided an alternative supplier exists. APPENDIX C shall be updated accordingly. At NICE' request, Contractor shall notify any relevant supplier that it is purchasing components for NICE Products and shall further furnish the supplier with information requested by such supplier. In any event, Contractor shall report to NICE on its purchasing negotiations and achievements and shall supply NICE, at NICE' request, with a copy of all relevant existing documentation.

          2.3. FLEXTRONICS, INC. GLOBAL PURCHASE AGREEMENTS. Nevertheless, in the event that the purchase agreement is signed by Flextronics, Inc. as a global purchase agreement for the Flextronics group, and not as a local agreement of Contractor or as an agreement applying to NICE required components only, then NICE will not participate in the negotiations and will not be entitled to receive copies of such agreement/s. The details relevant to the components purchased under an agreement as above will be included in APPENDIX C and Contractor hereby declares and undertakes that the details included in APPENDIX C (as amended from time to time according to the provisions of this Agreement) shall be the accurate details from the Flextronics, Inc. global purchase agreements and components and sub assembly prices in APPENDIX C shall be net purchase prices of Contractor without any overhead or uplift. NICE shall be entitled, at its sole discretion, to object in advance to Contractor using any Flextronics, Inc. global purchase agreement and in such event, Contractor shall purchase the components separately, the provisions of Section
               2.2. shall apply and APPENDIX C shall be updated accordingly. Contractor undertakes to comply with NICE' instructions and the manufacturer license terms regarding the use and duplication of Microsoft and other third party software supplied by NICE and not to use such software products for any purpose other than in the assembly of the Products. Contractor will copy from the master CD of those software products only the exact number of licenses designated by NICE in writing and for which a license has been issued by NICE.

          2.4. NICE DESIGNATED COMPONENTS. NICE may request Contractor to purchase specific components from specific suppliers, provided that the terms of such suppliers are in accordance with common purchasing practices and APPENDIX C shall be updated accordingly.

               When purchasing components for Contractor's other customers, Contractor may not represent itself to the suppliers as a NICE outsourcer for the purposes of such purchase.

          2.5. NICE SUPPLIED COMPONENTS. NICE may, at its election, supply to Contractor software licenses and software or the like for which NICE has an existing royalty agreement with a third party (except electrical and mechanical components unless agreed otherwise), in lieu of Contractor purchasing same ("NICE COMPONENTS"). All

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               such components will be delivered to Contractor in a mutually agreed package type, and in an agreed upon time and in agreed upon quantities. The parties will agree on the inventory level required by Contractor for each NICE Component and NICE' sole responsibility shall be to renew the inventory upon request. Contractor shall be responsible for ordering additional NICE Components if required above the inventory level and for ensuring that appropriate physical controls of such components are in place and properly administered. Contractor will not charge NICE any charges or overhead for such NICE Components. In the event Contractor has difficulty in purchasing any components which NICE can obtain and NICE has granted its consent to supply such component to Contractor in lieu of Contractor purchasing same, Contractor will not charge NICE any charges or overhead for such Components.

          2.6. INVENTORY MANAGEMENT AND USE OF EXISTING INVENTORY. All purchasing of inventory, use of inventory, and management of inventory shall be performed by Contractor according to this Agreement, and APPENDIX C.

          2.7. EXISTING NICE INVENTORY. Furthermore, Contractor will purchase from NICE its existing inventory of components available for use in Products for up to six (6) months on a rolling basis, as detailed in APPENDIX F, all of which will be transferred to Contractor's facility on the purchase date, all as detailed hereunder: On the Effective Date Contractor will purchase the inventory included in part I of APPENDIX F. Regarding the remainder of the inventory included in part II of APPENDIX F the following will apply: at the beginning of the first production Quarter hereunder Contractor will purchase the components required under the Forecast issued by NICE for that Quarter regardless of the Total Lead Time for such components; at the beginning of the second production Quarter hereunder Contractor will purchase the components required under the Forecast issued by NICE for that Quarter regardless of the Total Lead Time for such components; Contractor will purchase any components remaining in APPENDIX F after two Quarters as aforementioned, on a current basis as required under the Forecast issued by NICE for the following Quarters but in compliance with the Total Lead Time for such components. Contractor will use said NICE' inventory for the production of the Products rather than purchase such components from third parties, until full use of all NICE inventory. Contractor shall pay NICE the purchase price of such components, as set forth in APPENDIX C hereto, and under payment terms as set forth in Section 8.4. When sold to NICE as part of aProduct, the component prices paid by NICE to Contractor hereunder will be calculated with a reduced overhead of 2%. NICE will and does hereby provide Contractor with all such warranties with respect to the components sold thereby as is required from Contractor under this Agreement with respect to the same components. Furthermore, without derogating from NICE' undertakings hereunder, Contractor will use its international supply chain in order to assist NICE in selling its dead inventory, which is not included in APPENDIX F, and the proceeds from such sales will be shared as follows: 10% Contractor, 90% NICE. Contractor will report to NICE regularly, on such sales.

          2.8. COMPONENT END OF LIFE. Contractor shall take all necessary measures in order to receive immediate updates from its suppliers regarding end of life of any component (i.e types of components which shall no longer be manufactured). Contractor shall notify NICE immediately upon becoming aware of the event of end of life of a component. In such event, NICE shall designate and approve the replacement components to be used instead and the Parties will mutually agree on the required changes in APPENDIX C.

          2.9. COMPONENTS FOR NICE INTERNAL REQUIREMENTS. Contractor will occasionally provide services in order to help NICE to obtain components for NICE' internal requirements. Contractor will allow NICE to purchase reasonable quantities from its available inventory at a price agreed in advance, and will help NICE to obtain components from manufacturers/suppliers at the lowest available price (in the case where the components in question are not in the Contractor's inventory).

          2.10. It is clarified that nothing in this Agreement shall prevent NICE from contracting directly with Contractor's suppliers and vendors in any agreement, or from purchasing identical components, whether during this Agreement or following its termination or expiration.

     3.   ORDERING AND OTHER MATTERS

          3.1. FORECASTS. NICE shall give Contractor a written forecast of the Products, by type, quantity and expected Due Date (the "FORECAST") as follows: A Forecast shall be a rolling forecast for the current Quarter and the two (2) consecutive Quarters, detailed by week. Upon the Effective Date, NICE shall deliver a Forecast for the period commencing on the expected completion of the Relocation Phase for the first Product, for the current Quarter and for the next coming two Quarters and so on thereafter during the term of this Agreement. The Forecast may be updated by NICE on a weekly basis, or more frequently (at NICE' discretion).

               A Forecast will not be deemed to constitute a binding purchase order with respect to Products (as opposed to components and sub-assemblies, as set forth in Sections 3.4, 16 and 17.5 of this Agreement). Contractor will manufacture the quantities of Products only according to specific orders and the Production Lead Time. The

               Parties' responsibilities and undertakings arising from NICE' Forecast shall be according to APPENDIX C as amended from time to time according to the provisions of this Agreement. Liability reports will be submitted by Contractor on the 1st of each calendar month and will need to be approved by NICE. It is clarified for the avoidance of doubt, that in any event, any and all purchase obligations of NICE with respect to Products (as opposed to components and sub-assemblies) are limited in any given time during the term of this Agreement, to the PO's only.

               Contractor (with NICE' participation) will implement, at its own expense, a full process of Demand Flow Technology, including: (I) Product Synchronization; (II) Sequence of Events; (III) Mix Model; (IV) Demand of Capacity & Take Time; (V) Operations grouping; (VI) Line Design & Balancing. This process will help to determine the Sub Assembly Lead Time and the Production Lead Time. It is clarified that any change in the Production Lead Time detailed in this Agreement shall require NICE' prior written approval; any change in the Sub Assembly Lead Time detailed in this Agreement as a result of which the maximum Sub Assembly Lead Time for the relevant sub-assembly exceeds 30 Days, shall require NICE' prior written approval.

          3.2. PURCHASE ORDERS AND ISSUING ORDERS. NICE shall, from time-to-time, issue to Contractor a Purchase Order, according to the Forecast, for Products, by type, quantity and Due Date, as and when it desires to order Products. PO's will be issued at least two (2) weeks prior to the designated Due Date. Each and every order will be entered in NICE' logistic system as a Sales Order. Every Product shall be manufactured according to the Production Lead Time. Commencement of assembly shall be based on Production Lead Times (as per Section A (xvii)) and calculated to meet NICE' delivery requirements. It is clarified that delivery and shipment of Products and NICE' obligation to pay for Products shall only be according to a PO.

               Purchase Orders for Products (and Forecasts for Products) may be delivered to Contractor by any reasonable means, including but not limited to e-mail, computerized systems, etc., postal delivery, courier delivery, facsimile transmission, as shall be notified by NICE in writing and in advance of any relevant PO. For the removal of doubt, a PO shall not be binding upon Contractor until Contractor has confirmed in writing receipt of the PO. Contractor shall, within two Business Days of its receipt of a Purchase Order, accept or reject such Purchase Order in writing; provided, however, that Contractor shall be obligated to accept all Purchase Orders issued in accordance with the terms hereof for Products with respect to which a price per the quantity ordered has been mutually agreed by the parties. Contractor undertakes that in the event of increase in Product requirements VIS-A-VIS the Forecast (i.e. issuance of PO's exceeding the relevant Forecast), Contractor's manufacturing capacity can be increased, at any time, by thirty percent (30%) beyond the then current Forecast. In addition, in as much as purchase of components and purchase of sub assemblies are concerned, NICE may order Products, which are not included in the Forecast, and Contractor will make its best reasonable commercial efforts to accommodate such order in accordance with NICE' request. It is clarified that in any event Contractor will accept all PO's exceeding the Forecast, subject to updating the Due Date based upon the Total Lead Time for obtaining the required components, which are not available in Contractor's inventory. The Due Date for such PO's will be determined according to the time of obtaining the components. For components/Products the prices for which are not previously agreed under APPENDIX C, the price will be agreed in writing prior to acceptance of the PO.

          3.3. FORECAST REVIEW. The parties shall hold weekly meetings, in person, at NICE' facility or by conference phone call, for the purpose of discussing NICE' existing and contemplated Forecasts and order requirements and updating the Forecast; provided, however, only written Forecasts and Purchase Orders, or written modifications thereto, shall bind NICE and Contractor pursuant to the terms of this Agreement or otherwise. The parties, as business requirements dictate, may mutually agree upon the use of blanket purchase orders for specific sub-assemblies or components (exceeding the requirements under Forecasts), subject to the terms of this Agreement and such sub-assemblies or components purchased shall be deemed Permitted Components.

          3.4. PERMITTED COMPONENTS. Contractor may make purchase commitments to suppliers and assemble components to sub-assemblies based upon the Forecasts received from NICE but subject always to the Total Lead Time, Liability and ABC policies of Contractor (which NICE will be entitled to review and comment on in advance of the relevant purchase). Contractor shall maintain inventory of Permitted Components (as defined below) for use during the Production Lead Time. NICE shall only be obligated to Contractor for components and sub-assemblies ordered and assembled by Contractor, in accordance with the Forecast and in compliance always with the Total Lead Time as detailed in APPENDIX C (as amended from time to time according to this Agreement) or otherwise for inventory of components purchased from NICE under Sections 2.7 or 3.4(A), or purchased in accordance with POs, ECO's or Change Orders ("PERMITTED Components"), as detailed hereunder. It is clarified that any Forecast updated following the purchase of Permitted Components will not affect their definition as Permitted Components, and NICE' obligations with respect thereto, subject to the Liability.

               3.4(A) PURCHASE OF INVENTORY BY NICE.

                    NICE will purchase from Contractor inventory of Permitted Components not required (in whole or in part) according to the Forecast for the Quarter immediately following the time at which such inventory is reviewed as detailed below (hereinafter: the "FIRST QUARTER") as detailed below. The following terms shall have the definitions ascribed thereto:

                    (i) DEAD INVENTORY - Permitted Components, the entire quantity of which is not required for assembly of Products in accordance with the Forecast.

                    (ii) SLOW MOVING INVENTORY - Permitted Components, which are required for assembly of Products for the two consecutive Quarters commencing immediately after the First Quarter, in accordance with the Forecast.

                    (iii) EXCESS INVENTORY - Permitted Components, which are
                         required for assembly of Products only during the third Quarter after the First Quarter or thereafter, in accordance with the Forecast.

                    Three (3) days before the beginning of every Quarter, Contractor will issue a report of Dead, Slow Moving and Excess Inventory, and shall detail the price of each Permitted Component included in the report as specified in APPENDIX C, which report will need to be verified by NICE within 2-3 days. Inthe event that in any Quarter, the Dead Inventory, Excess Inventory and Slow Moving Inventory together exceed 15% of the Monthly Consideration (as defined below), NICE will purchase such inventory exceeding 15% from Contractor one day before the beginning of the First Quarter, by payment of the price detailed in APPENDIX C including a surcharge of 4%. In calculating and determining the inventory falling within the said 15% (which shall not be purchased by NICE) the following priority shall apply: first - all Slow Moving Inventory, second (if not all 15% were covered) - all Excess Inventory, third (if not all 15% were covered) - Dead Inventory. The "MONTHLY CONSIDERATION" for the purpose hereof shall mean the total actual price due to Contractor from NICE hereunder for all Products during the preceding Quarter, divided by three (3).

                    The foregoing shall apply only as of Q3 2002 - July 1st 2002 (the first report of inventory as above shall be issued at the end of June 2002), and thereafter on a regular basis.

                    In the event NICE has purchased any Permitted Component from Contractor as detailed above, Contractor is obligated to repurchase such Permitted Component for production of the next Forecast which requires such Permitted Component in accordance with the relevant procedure of Section 2.7 above (Nice Existing Inventory), at the price sold to NICE by Contractor excluding the surcharge of 4%.

               No other compensation or components protection will be provided by NICE except as explicitly detailed above or in Sections 16.7,
               16.8 and 17.5 of this Agreement. Upon
               payment of the aforementioned compensation for Permitted Components, such items shall become the property of NICE, and will be promptly delivered to NICE' facility in Israel, and, at NICE' election and expense, shall be delivered to another location in Israel identified to Contractor by NICE or, at NICE' direction, disposed of by Contractor (in any manner selected by Contractor). In any event, Contractor will make best reasonable commercial efforts to decrease levels of inventory of Permitted Components, by agreeing with its suppliers to decrease Purchase Lead Times to 1 - 2 weeks at the most.

          3.5. CHANGE ORDERS. Throughout all the assembly phases of a Product during the Production Lead Time and any time before the Due Date, NICE may issue Contractor with a Change Order. The issuance of such Change Order and the execution by Contractor of such Change Order, shall be in accordance with the provisions hereunder. Upon issuance of a Change Order, Contractor will immediately execute it and the Product price shall change in accordance with APPENDIX
               C. The sole implication of a Change Order will be payment for additional direct labor costs as detailed in APPENDIX C. Replaced components and sub-assemblies will be returned to Contractor's inventory at no charge to NICE (without derogating from the specific provisions of this Agreement under which NICE is obligated to purchase Permitted Components). The Product price will be as after the implementation of the Change Order. For Change Orders issued prior to commencement of the Production Lead Time for any Product no charge will be incurred by NICE. Without derogating from the aforementioned, Contractor will not charge NICE for Change Orders during the first three (3) months of production.

          3.6. RESCHEDULING OF RELEASED ORDERS. NICE may, at its discretion, reschedule delivery of units of Products for which a PO has already been issued, by shortening the Due Date, without any implication. In this respect, Contractor is aware that by the last three weeks of every calendar Quarter, a high level of flexibility is required to meet NICE' end of Quarter requirements. Contractor will perform its best reasonable commercial efforts to complete such rescheduled Products at the new requested Due Date. All such rescheduling shall be performed by sending Contractor a written request for rescheduling.

          3.7. ORDERS ON HOLD. Prior to the Due Date, NICE may, at its discretion, place Products manufactured according to PO's on hold for a period not to exceed thirty (30) Days from the Due Date, without any implications, by giving a written notice to Contractor. Upon termination of such 30 Day period or earlier if requested by NICE in writing, the Products on hold will be deemed as cancelled and the provisions of Section 3.8 below shall apply.

          3.8. CANCELLATION OF PURCHASE ORDERS. NICE may at its discretion, at any time, cancel, in whole or in part, PO's of Products issued pursuant to this Agreement subject to the delivery of prior written notice, before the respective Due Date. Contractor, upon receipt of such written notice of cancellation, shall stop work on such units of Products if work has already commenced. Without derogating from any liability to pay for Permitted Components as set forth elsewhere in specific provisions this Agreement, NICE shall have no liability for cancellation of a PO prior to the Production Lead Time of the Product. For cancellation of a PO during the Production Lead Time and until the Due Date, NICE' liability for cancellation shall be limited to the following:

               3.8.1. Payment of a fixed cancellation charge for all cancelled units of Products as specified in APPENDIX C. The fixed cancellation charge will be recalculated at the end of the first Quarter, based on the actual average time to disassemble a Product, as determined by Contractor and agreed to by NICE;

               3.8.2. All the components/sub-assemblies will be returned to
                    Contractor's inventory at no charge to NICE subject to and in accordance with the terms of this Agreement.

               3.8.3. NICE shall not be responsible and shall not pay, in whole or in part, for Products manufactured outside the agreed Production Lead Time and/or without a written NICE Purchase Order.

          3.9. Contractor shall use its best reasonable commercial efforts to minimize Change Order charges and cancellation charges by returning components for credit (with NICE' approval), canceling components on order and applying components to other Contractor projects (when possible, at the sole discretion of Contractor) and minimizing all work-in-process.

          3.10. ENGINEERING CHANGE REQUESTS (ECR'S). NICE shall be entitled, at its sole discretion, from time to time to request any Engineering Change Requests for any Product and Contractor is obligated to propose ECR's to NICE when applicable at Contractor's opinion. Contractor will respond to all Engineering Change Requests initiated by NICE, according to the terms hereof. Contractor will give NICE written notice, within three (3) Business Days of receiving written notice of such ECR, of the date by which, and at what cost, such ECR could be implemented based on the pricing formula in APPENDIX C, and how the ECR effects existing PO's. Contractor will charge NICE for ECR's in accordance with APPENDIX C (an administrative cost of $25 per ECR of whatever size).

          3.11. ENGINEERING CHANGE ORDERS (ECO'S). NICE may, at its discretion, issue ECO's based on Contractor's response to the ECR's or based on negotiated changes to Contractor's response. The administrative cost for an ECO shall be $50 per ECO. Engineering Change Orders effective dates (the date for completion of implementation of the ECO) shall be as agreed to by the parties and shall effect the relevant Lead Times and dates accordingly, as detailed in the ECO. Contractor shall approve every ECO issued as above within 2 Business Days. An ECO shall become binding on Contractor upon written confirmation of receipt thereby. Contractor shall not make any design changes or any other changes in the Products without the prior written consent of NICE as reflected in an ECO. The new Product price due to an Engineering Change Order, shall be determined in accordance with APPENDIX C. Contractor shall make all reasonable commercial efforts to minimize costs due to ECO's. Notwithstanding the aforementioned in Sections 3.10. and 3.11., NICE shall not be charged for the first $1,000 due to Contractor in any one month for ECR's and ECO's.

          3.12. DISASSEMBLY OF PRODUCTS. From time to time, NICE may order Contractor to disassemble Products after the Due Date. Upon such request issued to Contractor, it shall promptly comply with the request. Dismantled components will be consigned to Contractor's inventory and stored in a special warehouse at Contractor's facility, at no charge to NICE (the "RETURNED COMPONENTS"). NICE will pay Contractor the original Product price and also a fixed fee for dismantling as detailed in APPENDIX C. Thereafter, Contractor will use the Returned Components first in the assembly of any Products until no inventory of Returned Components remains. Contractor will not charge NICE for any surcharge or overhead for use of Returned Components in a Product.

          3.13. SPARE PART MECHANISM. In addition to producing Products hereunder, and in addition to Contractor's responsibilities under its warranty obligation hereunder which are included in the Product price as provided herein, Contractor will supply Spare Parts to Customers upon request, as detailed in APPENDIX I according to the applicable Production Lead Time. The price for spare parts shall be in accordance with APPENDIX C and shall be paid by NICE in accordance herewith.

     4.   SCOPE; NEW PRODUCTS

          4.1. The scope of this Agreement refers to the Products currently detailed in APPENDIX A subject to the provisions of APPENDIX K. The Manufacturing Outsourcing Services will be performed by Contractor on a gradual basis as detailed hereinabove, and until full performance of the Manufacturing Outsourcing Services by Contractor for all Products.

          4.2. Quotations by Contractor for new Products will be developed by NICE in coordination with Contractor subject to the mutually agreed upon pricing model set forth in APPENDIX C hereto. Other terms applicable to new Products shall be identical to those applicable to the current Products. Each such quotation requested by NICE shall be provided to NICE on an expeditious basis. Contractor shall develop a mutually agreeable quality program for each new Product. The provisions of APPENDIX K - NICE Systems Products Release Policy will apply to such new Products subject to the terms hereof.

5.   DUE DATE

          5.1. Contractor shall target 100% on time delivery in compliance with the Due Date. Contractor's performance regarding the Due Date shall constitute a material obligation, and is an essential element in this Agreement.

          5.2. DELAYS. Immediately upon learning of any possible delays, Contractor will notify NICE as to the cause and extent of such delay. Contractor shall at once, exercise its best reasonable commercial measures to minimize the possible delay, at no additional cost to NICE. Such measures may include, inter alia, acceleration of payments to Contractor's vendors if necessary.

          5.3. LIQUIDATED DAMAGES. Any delay from the Due Date of a certain Product in a certain Quarter, not due to a specific written request by NICE or otherwise deriving from a breach of NICE' undertakings hereunder and only to the extent deriving from such breach by NICE, or caused by an event of Force Majeure, and subject to the terms hereof, shall be considered a material breach of Contractor's obligations under this Agreement and shall entitle NICE to the following liquidated damages in addition to any remedy available to NICE under this Agreement or by law:

               5.3.1. One percent (1%) of the Product Price for a delay of 3 to
                    5 Days.

               5.3.2. Three percent (3%) of the Product Price for a delay of up to 10 Days.

               5.3.3. Five percent (5%) of the Product Price for a delay of 11
                    Days or more.

               5.3.4. For the removal of doubt, when determining the liquidated damages due, the applicable sub-section 5.3.1, 5.3.2 OR
                    5.3.3 will apply. In any event, the total liquidated damages as per this Section shall not exceed 5% of the Product Price.

               5.3.5 The "PRODUCT PRICE" for the purpose of this Section 5.3.
                    shall mean the total consideration which is due to Contractor for the Products being delayed at the relevant time.

               5.3.6. In the event that following the delay, Contractor is in compliance with the Due Dates for two immediately consecutive Quarters and there is no delay whatsoever, Contractor will be reimbursed by NICE for liquidated damages already paid for delay in the previous Quarter (before the said 2 Quarters), if paid, without derogating from the previous delay being regarded as a breach hereunder.

               5.3.7 NO RESPONSIBILITY FOR DUE DATE. Notwithstanding the
                    aforementioned, Contractor shall be relived from its responsibility for the Due Date of any specific Product if all the following terms are met:

                    (1) Contractor notifies Nice promptly in writing of the delay and the detailed reasons for the delay;

                    (2) Contractor proves that such delay was caused by a worldwide event of component allocation or a worldwide event of Force Majeure (as defined in this Agreement) applying to a manufacturer of necessary components required for assembly of the Product and such components can not be purchased from another manufacturer, since the manufacturer with which Contractor has contracted (directly or through suppliers) is a single source manufacturer worldwide or, if there is more than one source - the above applies to all of them;

                    (3) Contractor proves, that it has employed all necessary measures, both upon contracting with the supplier (including but not limited to - contracting other suppliers) and after becoming aware of the delay, in order to ensure proper timely delivery by such supplier and in accordance with the agreed Purchase Lead Time in this Agreement;

                    (4) Contractor takes all required actions in order to minimize the effects of such occurrence and solve it.

6.   SHIPMENT DATE, PACKING AND SHIPPING

          6.1. PACKING. Contractor shall package each unit of Product according to the standard NICE packing procedure and specifications in accordance with the PDM System, or, if not specified by NICE, according to good commercial standards. Every shipment to a NICE Customer must include a Packing List issued by the Contractor, attached to the packed Product. The Packing List is derived from the Purchase Order and includes all the packed items in the carton and all software licenses associated with the Product.

          6.2. PREPARATION OF EXPORT SHIPMENTS. Contractor will be responsible for preparing the shipment of the final Product to the Customer by arranging the pallets and packing them according to NICE' instructions as set forth in the PDM System.

          6.3. DELIVERY. Unless agreed otherwise in the future, Contractor will deliver finished Products to NICE' designated freight forwarder, at Contractor's premises.

          6.4. SHIPMENT DATES. The following Shipment dates shall apply:
               Shipment plans that Contractor receives until 13:00, will be ready until the end of the same Day (except that on weekend days prior coordination will be required); Shipment plans that Contractor receives after 13:00, will be ready until the end of the next Day (except that on weekend days prior coordination will be required).

               Contractor's performance regarding the Shipment Date shall constitute a material obligation, and is an essential element in this Agreement.

          6.5. INSPECTION. Products will be subject to inspection by NICE, or by certified NICE' distributors according to the following provisions, both prior to the Shipment Date while they are in the finished goods warehouse and after the Shipment Date. During the inspection, NICE may open cartons and boxes and unpack the contents for inspection. An inspection will be coordinated if possible. NICE may inform the Contractor if there is any mismatch in Product quantities or if any damage was caused to the shipment prior to delivery to NICE' freight forwarder in Contractor's facility. In case of a quantity mismatch between the quantity recorded on the packing documents and the actual quantity received, NICE will notify Contractor of the mismatch, and, subject to verification by Contractor, Contractor will complete the missing quantity. In case where a shipment is found damaged prior to delivery to NICE' freight forwarder at Contractor's facility, the Contractor will replace or repair the Product and deliver it back to such NICE' freight forwarder at Contractor's facility, at Contractor's expense. If there was no mismatch in quantities or no damage to the shipment (as applicable), NICE will bear all risk and costs associated with the delivery of shipment to Contractor and back.

7.   [DELETED]

8.   PAYMENTS

          8.1. Initial prices as proposed in the Proposal are set out in APPENDIX C. Within one month from signature of this Agreement, the parties will amend the initial APPENDIX C according to components purchase prices and supplier agreements obtained by Contractor, but in no event will the relevant data exceed the data included in the initial APPENDIX C, except with respect to components sold to Contractor by NICE according to APPENDIX F and
               Section 2.7, or further to changes in APPENDIX C made pursuant to NICE' instructions under Sections 2.2, 2.3 or 2.4 of this Agreement. Contractor will use reasonable commercial efforts to improve the particulars in APPENDIX C and, amongst others, shorten Liability. In the event of lack of agreement on the amended APPENDIX C within one month from the signature date, the initial Appendix C shall continue to apply until agreed otherwise. It is clarified that labor prices in APPENDIX C will not be amended as aforementioned regarding components. Contractor hereby declares and undertakes that the details included in APPENDIX C(as amended from time to time according to the provisions of this Agreement) shall be the accurate details from all of the relevant purchase agreements of Contractor with its suppliers and components and sub assembly prices in APPENDIX C shall be net purchase prices by Contractor without any overhead or uplift. Thereafter, prices may be decreased or increased according to the formula and at the timetables detailed herein below.

          8.2. COST ADJUSTMENTS. Product pricing shall remain firm for Products for each Quarter, except as follows or as set forth in Sections, 2.2, 2.3, 2.4, 3.5, 3.8, 3.11, 8.1, 8.3, and hereunder in the various subsections of Section 8.2:

               8.2.1. The quoted cost of all components and sub-assemblies in each Product subject to this Agreement is or will be set forth in APPENDIX C or an agreed written amendment thereto.

               8.2.2. NICE and Contractor shall continually work to introduce new cost reduction methods.

                    Contractor shall make its best reasonable commercial efforts to reduce the cost of manufacturing Products, by methods such as elimination of components, obtaining alternate sources of materials, redefinition of specifications, and improved assembly or test methods, subject to NICE' written approval. Upon implementation of such methods initiated by Contractor, Contractor will enjoy one hundred percent (100%) of the cost reduction during the first Quarter and thereafter will reduce the price accordingly so that NICE will enjoy one hundred percent (100%) of the cost reduction. NICE will immediately enjoy one hundred percent (100%) of the cost reduction upon implementation of such methods initiated by NICE.

               8.2.3. In the event there is a decrease in the cost of a
                    component or sub-assembly purchased by Contractor for the purposes hereof, which affects the purchase price of such Product, Contractor shall document such decrease in costs and provide such information to NICE in writing, in reasonable detail, within three (3) Business Days of Contractor becoming aware of such decrease.

               8.2.4. In case of a decrease as aforementioned, the purchase prices in APPENDIX C for units of the affected Product shall be adjusted accordingly.

               8.2.5. In the event there is an increase in the cost of a
                    Permitted Component purchased/to be purchased by Contractor for the purposes hereof, which affects the purchase price of such Product, Contractor shall provide NICE with copies of letters as elaborated below, together with a request for a "price increase" within one (1) Business Days of Contractor becoming aware of such increase. Contractor shall not purchase any such component until NICE approves it in writing. NICE shall approve/disapprove on the same Business Day it was notified by Contractor provided notice was received by 12:00. However, NICE may only reject a price increase if it can show that the Permitted Component is available at the a lower price. There are two permitted types of price increases:

                    (i) TEMPORARY PRICE INCREASE designated to meet the requested Due Date, in the event of receiving a Purchase Order/Forecast for which the Purchase Lead Time is shorter than the normal Purchase Lead Time of the relevant components detailed in APPENDIX C or due to an Engineering Change Order which affects the Due Date. Contractor shall provide NICE with copies of letters of approach to at least 3 suppliers that are known in the market and accepted commonly (if 3 suppliers exist for such component) and their response. In such event, NICE will pay Contractor the difference between the original price and the actual price for those components purchased after the increase.

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                    (ii) CONSTANT PRICE INCREASE caused by a change in the
                         market trend. Market trend increase requests will be explained by providing NICE with copies of letters of approach to at least 3 suppliers that are known in the market and accepted commonly (if 3 suppliers exist), and their response. NICE will pay Contractor the difference between the original price and the actual price for those components purchased after the increase within the Quarter, and thereafter APPENDIX C shall be updated accordingly.

          8.3. COST REVIEW. During each calendar Quarter, no later than the third week of the Quarter, the parties will jointly review the costs, costs reduction, volume performance of Contractor and NICE, respectively, and other performance parameters to be mutually agreed upon by the parties. The pricing and other details referenced in APPENDIX C shall be jointly reviewed by the parties at an agreed upon frequency and may be modified with the mutual written agreement of the parties.

          8.4. PAYMENT TERMS.

               8.4.1. Payment by NICE is due current thirty (30) Days from the date of receipt of the invoice, on the 2nd or 16th of the month, whichever is following the invoice date and may be made by check or wire transfer. Purchase Orders, invoices and payments will be presented and effected in US dollars.

               8.4.2. Dates of issuance of invoices by Contractor: 1. for
                    Products - upon the actual Due Date of Products. 2. for inventory of Permitted Components - one day before the beginning of the First Quarter as defined in Section 3.4(A).
                    3. for amounts outstanding upon termination according to the relevant provisions of this Agreement - upon termination. 4. for other amounts - upon the date on which the payment becomes due under this Agreement.

               8.4.3. Payment by Contractor is due current thirty (30) Days from the date of receipt of the invoice, except as set forth in
                    Section 8.4.4(2) below, and may be made by check or wire transfer. Invoices and payments will be presented and effected in US dollars.

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

               8.4.4. Dates of issuance of invoices by NICE: 1. for inventory of
                    Permitted Components repurchased - at the end of the month in which such components were repurchased by Contractor. 2. for NICE existing inventory purchased by Contractor according to Section 2.7 - upon commencement of the first production Quarter with respect to inventory to be purchased on such date, upon the commencement of the second production Quarter with respect to inventory to be purchased on such date, and the remainder upon the relevant Purchase Lead Times for each component. The payment of said invoices will be made on a current thirty basis from the date of use of such inventory by Contractor based on the most updated Forecast. 3. For Permitted Components purchased from Contractor according to Section 3.4.(A) - upon the relevant Purchase Lead Times for each component. 4. For other amounts
                    - upon the date on which the payment becomes due under this Agreement.

          8.5. TAXES. Each party shall deduct such taxes from the payments due to the other party hereunder as required by law including withholding taxes (unless an exemption is provided), and shall promptly furnish such other party with appropriate tax receipts. Each party will be solely responsible for any and all taxes imposed thereon, including, without limitation, all income taxes, sales taxes, goods and services taxes. Israel value added tax shall be added, if applicable, to all amounts payable hereunder and will be paid against submission of appropriate tax invoices.

          8.6. The consideration detailed in the Agreement is the full and entire consideration due to Contractor for the services stipulated hereunder and Contractor shall not be entitled to any other payment or reimbursement of expenses of any kind with respect thereto.

9.   REPRESENTATIONS AND WARRANTIES

          9.1. Contractor hereby warrants to NICE that it has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; that no impediment exists to Contractor entering into this Agreement, and no other agreement has been or will be made with any third party which will have a detrimental effect on Contractor's ability to fulfill its obligations under this Agreement.

          9.2. Contractor hereby warrants to NICE that it has ascertained the nature of the Manufacturing Outsourcing Services and its own ability to perform such Manufacturing Outsourcing Services, and that all Manufacturing Outsourcing Services provided by Contractor hereunder will be performed in a professional and workmanlike manner by a sufficient number of individuals with appropriate skills and training for the applicable task using systems and processes which are sufficient to accomplish the Contractor performance

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

               obligations under this Agreement. In addition, without derogating from any undertaking, warranty or representation of NICE included in the Agreement, Contractor acknowledges and agrees that prior to the entering into this Agreement it has had the ability to perform a due diligence investigation into the manufacturing, production, testing and delivery as performed by NICE up to and including the date hereof, that it has in fact performed such an investigation and that based upon the outcome thereof, it believes that it has the professional and other capabilities to perform the Manufacturing Outsourcing Services as set forth herein in a professional and workmanlike manner.

          9.3. Contractor further warrants that it is duly licensed, authorized, or qualified to do business and in good standing in every jurisdiction in which a license, authorization, or qualification is required for the ownership or leasing of its assets, of the transactions of business of the character transacted by it except where the failure to be so licensed, authorized, or qualified would not have a material adverse effect on Contractor's ability to fulfill is obligations under this Agreement.

          9.4. PRODUCT WARRANTY. Contractor warrants to NICE that each of the Products manufactured, configured or tested by Contractor will have been manufactured, configured and tested in conformance with the Specifications therefor as provided by NICE and be free from defects in workmanship or material for the Warranty Period. It is clarified for the avoidance of doubt, that the aforesaid warranty of Contractor for the Products applies to the entire Product, including components and workmanship, except when the defect or malfunction results from the design, NICE Software or the Nice Components supplied by NICE under this Agreement if Contractor cannot obtain warranty service for same from the supplier (and Contractor shall notify NICE accordingly), for which NICE shall be responsible.

          9.5. Contractor shall be responsible for procurement of components as set forth herein, inspection of components, and safe handling of the components while in-house at Contractor's premises.

          9.6. RMA. Should a Product fail to be in conformity with the above warranties during the Warranty Period, NICE shall deliver the Product to Contractor at its expense, Contractor shall repair or replace the Product at no charge (as set forth in Section 9.7 below), and will cover all shipment and delivery costs of therepaired or replaced Product from Contractor's facility to NICE' Customer location (whether in Israel or abroad). In the case that the determination according to Section 9.9 below, is that Contractor's warranty hereunder does not apply, NICE will bare all shipment and delivery costs of the Product/s and their return, and of any repair/replacement costs if requested by NICE, according to APPENDIX C. Detailed procedures to be executed by Contractor concerning the repair of defective/malfunctioning Products subject to the warranty hereunder are included in APPENDIX N - Return Material Authorization ("RMA").

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

          9.7. WARRANTY SERVICE. Contractor shall replace any such Product with a new Product except when the defect is in the NICE proprietary boards, in which case Contractor may repair the Product. Contractor will deliver the repaired or replacement unit to NICE, within seven (7) Days of Contractor's receipt of such Product or parts thereof. NICE may require a shorter repair and replacement time for up to ten percent (10%) of the returned Products for warranty service, and Contractor shall use its best reasonable commercial efforts to accommodate same.

               NICE shall provide Contractor a spares forecast for warranty requirements for the period up and until July 1, 2002. If during such period, the spare parts required for warranty service alone exceed the spares forecast provided by NICE, NICE shall sell Contractor the missing spares at the prices specified in APPENDIX
               C. Nevertheless, NICE shall have no liability in the event the spares forecast exceeds the actual spares used during that period. As of July 1, 2002 purchasing of spares in order to comply with the warranty obligations shall be the sole responsibility of Contractor and no forecast shall be provided.

               On or about July 1, 2002 the parties will review the said 7 days timetable, and any changes in such timetable shall need to be agreed in advance in writing, both Parties acting reasonably and in good faith. Nothing contained in the foregoing shall obligate NICE to change such warranty timetable since its Customer obligations are dependent on it.

               The units of Products for which action may be required under this warranty shall be returned to Contractor's manufacturing facility, at NICE' expense, with an accompanying Contractor supplied RMA and correction / replacement time shall commence upon return of the defective Product to Contractor's facility. The RMA will include a packing slip only and will not include an invoice.

          9.8. ADVANCED RMA. From time to time, NICE may request that the Contractor supply RMA to NICE Customers prior to receipt by Contractor of the failed Products. In such event, replacement time shall be 7 Days of receipt of the RMA and NICE will be responsible for the return of the failed Product or parts thereof, respectively, to the Contractor within sixty (60) Days from the delivery of the said RMA. If the failed Product is not returned within same period, Contractor shall invoice NICE for the replaced Product supplied.

          9.9. DETERMINING DEFECT SOURCE. NICE and Contractor will use their best commercial efforts to determine whether a defect in a unit of Product exists and the reason for such defect. In the event of dispute

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

               whether the source of a defect is subject to Contractor's warranty as detailed in Section 9.4, the parties will assign a joint MRB (Material Review Board) team to determine the source of defect, whose decisions must be mutually agreed to by both parties. NICE shall perform any investigation/examination reasonably requested by Contractor. In the event that the joint MRB team can not reach a mutually agreed decision, Contractor shall be deemed responsible for the warranty repair or replacement, unless Contractor proves otherwise, and NICE shall supply Contractor with all necessary information to assist in such determination. It is clarified that in the event of a dispute as aforementioned regarding the source of a defect, Contractor shall, nevertheless, continue its warranty obligations in a timely manner and will not withhold delivery of repaired and replaced Products, but may demand further investigation by the MRB team as above.

          9.10. WARRANTIES PROVIDED BY THIRD PARTIES. If and to the extent warranties provided by third parties for components or sub-assemblies (forming an integral part of the defective Product sold to NICE hereunder) that Contractor/anyone on its behalf purchases under this Agreement, exceed the Warranty Period hereunder, Contractor shall ensure that NICE will benefit from such warranties included in agreements with suppliers as detailed in Section 2.2 above and use its best reasonable commercial efforts so that NICE may benefit from such warranties included in agreements with suppliers as detailed in Section 2 above, at Contractors' expense. Contractor will cooperate with NICE in its efforts to exercise its rights under such warranties for their entire duration. The aforementioned shall apply both during and after the term of this Agreement.

          9.11 POST-WARRANTY RMA. Contractor shall provide post-Warranty RMA services to NICE in accordance with the procedures in APPENDIX N and the prices in APPENDIX C.

9A.  NICE REPRESENTATIONS AND WARRANTIES

     9A.1. NICE hereby warrants to Contractor that it has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; that no impediment exists to NICE entering into this Agreement, and no other agreement has been or will be made with any third party which will have a detrimental effect on NICE' ability to fulfill its obligations under this Agreement.

     9A.2 NICE hereby warrants to Contractor that it has the financial ability to perform its obligations under this Agreement.

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

10.  AUDIT AND ACCESS

     10.1. REPORTS. Contractor shall provide to NICE periodical reports in the format acceptable by NICE and agreed by Contractor, which shall be submitted each week, unless agreed otherwise in writing. In addition, NICE may request other reports pertaining to the Outsourcing Manufacturing Services and Contractor will promptly comply with such requests, to the extent reasonable.

     10.2. GENERAL. NICE shall have the rights to conduct audits of the Manufacturing Outsourcing Services and related facilities, systems, and records as set forth in this Section 10 for the purpose of auditing Contractor's compliance with the provisions of this Agreement, all subject to the limitations below. The audits shall include the physical equipment designated for the Manufacturing Outsourcing Services provided hereunder, the facility at Contractors' premises designated for the Manufacturing Outsourcing Services including the finished goods warehouse, the inventory designated for the Manufacturing Outsourcing Services provided hereunder and any records, supporting documentation, equipment and information pertaining solely to NICE and this Agreement, provided that with regard to records pertaining to inventory/components, in addition to the particulars detailed in Sections 2.2 and 2.3, NICE will have access to the ERP system at Contractor's facility only (including for the avoidance of doubt, the modules of the ERP system dealing with invoices and invoicing). No documents or data of any kind, or any copies, may be removed from Contractor's facility and all audits shall be performed within such facility only.

     10.3. Such audits are expected to occur frequently given the significant security and business practices concerns inherent in the Manufacturing Outsourcing Services and NICE shall have the sole discretion, not to be unreasonably applied, to determine the frequency. NICE agrees to conduct the audits in a reasonable manner so as not to cause undue disruption to Contractor's provision of the Manufacturing Outsourcing Services and such audits shall be conducted during business hours, and shall be coordinated with Contractor. In the course of such audits Contractor shall provide, and shall cause its Permitted Subcontractors to provide, such auditors any reasonable assistance that they may require. Such reasonable assistance shall be provided as part of the Manufacturing Outsourcing Services.

     10.4. If any audit by an auditor designated by NICE results in Contractor being notified that it or its Permitted Subcontractors are not in compliance with any law or regulation, Contractor shall, and shall cause its Permitted Subcontractors to, take actions to comply with such law or regulation, at Contractor's or its Permitted Subcontractor's expense.

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

     10.5. RESULTS OF AUDITS. If, as a result of an audit, NICE determines that Contractor has undercharged or overcharged NICE, NICE shall notify Contractor in writing of the amount of such undercharge or overcharge, and shall specify the relevant data and the reasoning for its determination. If Contractor agrees in writing, an appropriate adjustment shall promptly be paid to NICE or Contractor. In the event Contractor believes that it has complied with the relevant law, regulation or this Agreement, and has not overcharged or undercharged NICE, it shall so notify NICE in writing upon receipt of NICE' audit results shall specify the relevant data and the reasoning for its determination and the parties will attempt to determine the issue in mutual consent.

     10.6. CONTRACTOR RECORD RETENTION AND ACCESS. As part of the Manufacturing Outsourcing Services, Contractor shall (1) retain records and supporting documentation detailed in Section 10.2 above if and to the extent such record retention is required by tax or similar authorities, and/or exists in the ERP system, and/or is common practice in the industry, including but not limited to - production files for the following periods: 7 years for records required by tax or similar authorities and ERP data, 3 years for production files, otherwise as required by law or as is the common practice, and (2) upon notice of no less than five (5) Days from NICE, provide NICE and its designees with reasonable access to such records and documentation for the purpose of conducting NICE' business and reporting. Such access shall only be provided to audit personnel who have signed towards Contractor a non-disclosure undertaking incorporating terms which are substantially the same as those in APPENDIX E.

     10.7 All audits of all kind by NICE shall be subject to the confidentiality obligations of NICE to Contractor detailed in this Agreement.

11.  SAFETY AND SECURITY, FACILITIES, NON-GENERIC EQUIPMENT

     11.1. SAFETY AND SECURITY. Contractor shall maintain and observe, at its premises, all the safety and security requirements detailed in APPENDIX H and ascribed by law.

     11.2. SECURITY SERVICES. Contractor shall institute, maintain, and monitor security services for all Manufacturing Outsourcing Services in accordance with APPENDIX H.

          Contractor's security procedures shall be subject to audit as set forth in Section 10.

     11.3. FACILITY. Contractor's facility at which the Manufacturing Outsourcing Services will be performed shall comply, at a minimum, with the requirements set forth in APPENDIX H.

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     11.4. APPROVAL OF LOCATION. NICE shall have the right to approve or disqualify each location at which Contractor is providing any of its services hereunder. Contractor agrees that the Manufacturing Outsourcing Services will be performed in a dedicated space in Contractor's facility in which no production of competing products will be conducted. Access to the NICE production lines will be limited only to Contractor's employees performing the Manufacturing Outsourcing Services and NICE representatives.

     11.5. NON GENERIC EQUIPMENT. During the term of this Agreement, the Non Generic Equipment shall be furnished to Contractor (without charge) and used in Contractor's premises for purposes of performing its various obligations under this Agreement, according to the terms hereof. Such Non Generic Equipment shall:

          (1)  Be clearly marked and identified as NICE' property.

          (2) Be safely stored, adequately maintained and insured against loss or damage under Contractor's existing policies detailed in APPENDIX D. In the event such Non Generic Equipment is damaged, lost or destroyed, Contractor shall be liable towards NICE to repair or replace such equipment (at Contractor's choice).

          (3) Remain the sole property of NICE, and therefore shall be kept free of liens and encumbrances imposed on Contractor's property.

          (4) Be returned to NICE upon request, or upon termination of this Agreement, at the same condition as originally furnished to Contractor except for normal wear and tear. Notwithstanding anything to contrary, if NICE requests to have the Non Generic Equipment returned thereto prior to the termination of the relevant services hereunder, Contractor shall have no liability or obligation for the performance of any obligations hereunder for which such Non Generic Equipment is reasonably required. Contractor shall notify NICE in writing in detail of the aforementioned, promptly upon NICE' request to receive the Non Generic Equipment.

          (5) Be used according to NICE' written instructions and information concerning such Non Generic Equipment.

          (6) Shall not be used by Contractor for any other purpose except for NICE' needs and shall be dedicated for performance of this Agreement.

          (7) Nevertheless, NICE may request Contractor to purchase some Non Generic Equipment by itself and in such event Contractor shall invoice NICE for the purchase price. Such equipment shall be deemed for all purposes as part of the "Non Generic Equipment" and shall be sold to NICE upon termination of this Agreement for any reason, at a total sale price of 1$.

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12.  CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY AND INTELLECTUAL PROPERTY
     INDEMNIFICATION, PUBLICITY

     12.1 OWNERSHIP AND LICENSE RIGHTS. NICE or its customers, partners, suppliers, and contractors shall be the sole owner of all NICE Proprietary Information and NICEIntellectual Property (as defined below) to which Contractor has access in the performance of the Manufacturing Outsourcing Services including but not limited to - in connection with the Products. Except for the licenses granted herein, Contractor or anyone on its behalf shall not acquire any right, title, or interest to the NICE Proprietary Information and/or NICE Intellectual Property. Especially, but without limitation, NICE shall remain the owner of all NICE Proprietary Information and NICE Intellectual Property in connection with the design of the Products and the NICE Software. For the purposes hereof, "NICE INTELLECTUAL PROPERTY" shall mean Intellectual Property conceived, created, reduced to practice or developed by NICE and/or for NICE by a third party, and/or for NICE by Contractor (including anyone on its behalf) in accordance with this Agreement, for the purpose of performing the Manufacturing Outsourcing Services.

     12.2. CONFIDENTIALITY BY CONTRACTOR. Contractor will provide the Manufacturing Outsourcing Services in a manner that complies with the Confidentiality requirements of APPENDIX E. Contractor shall not: transfer to others, copy or duplicate, sub-license, sell, publish, display or otherwise make available in any form or disclose, the NICE Proprietary Information and/or the NICE Software and/or the NICE Intellectual Property, to any third party, except to suppliers/manufacturers of components and/or sub assemblies that require specifications for their supply, in which case they shall be required by Contractor to execute a Confidentiality Agreement in the form of APPENDIX E VIS-A-VIS NICE. Contractor shall use the same degree of care with respect to NICE Proprietary Information as it uses in protecting its own proprietary information and trade secrets.

          Without derogating from the aforementioned, Contractor shall not, in any way or manner, directly or indirectly, engineer, reverse engineer, compile, decompile or reverse assemble the NICE Software, or analyze or otherwise examine the NICE Software for the purpose of reverse engineering.

     12.3. In addition, Contractor shall not disclose the NICE Proprietary Information to any Personnel, except on a need to know basis as required in order to implement this Agreement. Contractor undertakes to procure that its Personnel and Permitted Subcontractors engaged in performance of this Agreement (except subcontractor's employees who do not have access to the NICE production lines at Contractor's premises), and reasonably designated by NICE in advance in writing, have signed a non-disclosure agreement in the form of APPENDIX E, prior to receipt of any NICE Proprietary Information.

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          12.3A Notwithstanding anything to the contrary, Contractor shall have no liability with respect to disclosure of NICE Proprietary Information if such information came into the possession of the Contractor independently of this Agreement, through a breach of obligation of secrecy of a third party to NICE, of which Contractor was not aware and should not have been aware if Contractor had exercised due care.

     12.4. CONFIDENTIALITY BY NICE. NICE shall not: transfer to others, copy or duplicate, sub-license sell, publish, display or otherwise make available in any form or disclose, the Contractor's Proprietary Information, to any third party, except for the purpose of performing this Agreement. NICE shall use the same degree of care with respect to such Contractor's Proprietary Information as it uses in protecting its own proprietary information and trade secrets. All rights in Contractor's Proprietary Information, shall remain solely with Contractor. Notwithstanding the aforesaid, it is agreed that any manufacturing methods applied by Contractor, which are Contractor's Proprietary Information, may be used by NICE itself (including its Affiliates) (but may not be transferred/disclosed to any third party) and by signing this Agreement Contractor hereby grants NICE a personal, non exclusive, non transferable, perpetual license to use such manufacturing methods.

          12.4A Notwithstanding anything to the contrary, NICE shall have no liability with respect to disclosure of Contractor Proprietary Information if such information came into the possession of NICE independently of this Agreement, through a breach of obligation of secrecy of a third party to Contractor, of which NICE was not aware and should not have been aware if NICE had exercised due care.

     12.5. LEGAL OBLIGATION TO DISCLOSE. In the event a party is required to disclose Proprietary Information of the other party, by applicable law or by any government in the exercise of its lawful authority, the party so required shall (i) promptly notify the other party in writing, and, at the other party's expense: (ii) use reasonable and lawful efforts to resist making any disclosure of Proprietary Information not approved by the other party, (iii) use reasonable and lawful efforts to limit the amount of Proprietary Information to be disclosed pursuant to any such disclosure, and (iv) cooperate with the other party to obtain a protective order or other appropriate relief to minimize the further dissemination of any Proprietary Information to be disclosed pursuant to any such disclosure.

     12.6. INTELLECTUAL PROPERTY INDEMNIFICATION BY CONTRACTOR. Contractor shall indemnify, hold harmless and defend NICE from and against any and all damages (including all damages awarded to a third party and payable by NICE), costs, losses, and expenses (including settlement awards and reasonable attorney's fees) arising from any claim or suit made against NICE or a third party which NICE is obligated to indemnify, by a third party based on the allegation that the Products infringe or violate any Intellectual Property right due to the components and/or sub assemblies supplied by Contractor hereunder and/or the manufacturing processes and methods as performed by Contractor hereunder. Contractor shall include in all its agreements with suppliers/ manufacturers provisions regarding Intellectual Property indemnification substantially similar to those included in this Agreement, providing inter alia that they are freely assignable to NICE without any modification or consent.

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          Nevertheless, in the event NICE designates specific components to be purchased by Contractor hereunder and the manufacturer/supplier of such NICE designated components refuses to grant Contractor indemnification for infringement of Intellectual Property rights, despite Contractor performing its best reasonable commercial efforts to obtain such indemnification (which Contractor shall prove to NICE by submission of copies of its correspondence with the manufacturer including the manufacturer's response), then if NICE approves purchase of such components, Contractor shall not be responsible for Intellectual Property indemnification due to those specific components.

          For the removal of doubt, Contractor shall not be liable for any infringement of an Intellectual Property right due to any NICE Proprietary Information, NICE Intellectual Property, NICE Software, Non Generic Equipment (if used in accordance with the instructions provided by NICE), and due to performance as is of NICE written instructions including specifications and design.

               Contractor's indemnification as provided under this Section shall apply only if: Contractor is notified promptly in writing of any notice of a claim or of a threatened or actual suit; and is given control of the defense thereof and all related settlement negotiations; and, NICE provides, at Contractor's request and expense, all reasonable cooperation and assistance for the defense and negotiations of the claim. Nevertheless, in the event the claim or suit is based on the allegation that the Products infringe or violate any Intellectual Property right due to the components and/or sub assemblies supplied by Contractor hereunder which were designated by Nice as aforementioned, and the supplier / manufacturer of the infringing component has an indemnity undertaking as above towards Contractor; (i) which is assignable to NICE and Contractor promptly assigns to NICE such indemnification undertaking from its supplier / manufacturer;
               (ii) which is unassignable to NICE but Contractor notifies NICE promptly in writing of any notice of the claim or of a threatened or actual suit; and gives NICE on behalf of Contractor and NICE' chosen counsel control of the defense thereof and all related settlement negotiations; then in both such instances Contractor shall not be responsible for Intellectual Property indemnification with respect thereto. In all other events, Contractor shall conduct the litigation as aforementioned.

     12.7. Following establishment of infringement of Intellectual Property by a competent authority including at interlocutory proceedings, whether Contractor is responsible therefor or not, NICE may issue an ECR and Contractor will handle such ECR and the corresponding ECO promptly in accordance with Sections 3.10, 3.11.

     12.8. INTELLECTUAL PROPERTY INDEMNIFICATION BY NICE. NICE shall indemnify,

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

          hold harmless and defend Contractor from and against any and all damages (including all damages awarded to a third party and payable by Contractor), costs, losses, and expenses (including settlement awards and reasonable attorney's fees) arising from or in connection with any claim or suit made against Contractor or a third party which Contractor is obligated to indemnify, by a third party based on an allegation that the Products and/or the NICE Software infringe or violate any Intellectual Property right, including due to the use of any NICE Proprietary Information, NICE Intellectual Property, NICE Software, Non Generic Equipment (if used in accordance with the instructions provided by NICE), or due to performance as is of any NICE written instructions including specifications and design, but excluding any allegation that the Products infringe or violate any Intellectual Property right due to the components and/or sub assemblies supplied by Contractor hereunder and/or the manufacturing processes and methods as performed by Contractor hereunder for which Contractor is liable as per Section 12.6. above.

          NICE' indemnification as provided under this Agreement shall apply only if: NICE is notified promptly in writing of any notice of a claim or of a threatened or actual suit; and is given control of the defense thereof and all related settlement negotiations; and, Contractor provides, at NICE' request and expense, all reasonable cooperation and assistance for the defense and negotiations of the claim.

     12.9. EMPLOYEE AND CONTRACTOR INDEMNIFICATION. Each of the parties agrees that it will indemnify the other party against any and all claims hereafter brought or asserted by any person against the other party relating to any alleged or actual action or omission to act by the indemnifying party arising from, or in connection with, such person's status as an employee or independent Contractor of the indemnifying person or the termination of such status.

     12.10. PUBLICITY. Except with the express written consent of NICE, Contractor shall not make any press announcement or publicize this Agreement or any matters relating to any of the transactions contemplated hereby or use NICE' name or trademark in any way whatsoever, except to the extent required to comply with applicable laws or governmental regulations, provided that Contractor acts according to Section 12.5.

13.  INSURANCE

     13.1. Contractor shall be liable for the total or partial loss of or damage to the components and/or the Products in so far as such loss or damage has occurred while in Contractor's possession and until delivery of the Products to NICE' freight forwarder at Contractor's facility.

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     13.2. Without limiting any of the obligations or liabilities of Contractor, whether under this Agreement or by law, subject to any limitations hereunder, Contractor shall maintain, and shall cause any subcontractors engaged by Contractor to provide services under this Agreement to maintain, at Contractor's own expense, as long as this Agreement is in effect, insurance policies of the kind and limits as set forth in APPENDIX D to this Agreement. The expense of such insurance shall be borne by Contractor. The Contractor shall keep in force the policies specified in sections 1 and 3 to the Insurance Certificate valid as long as Contractor's legal liability EXISTS IN CONNECTION WITH OPERATIONS ACCORDING TO THE AGREEMENT.

          It is Contractor's responsibility to ensure that the insurance requirements set forth in APPENDIX D to this Agreement remain in effect for the term of this Agreement.

     13.3. Within ten (10) Days of the execution of this Agreement, Contractor shall furnish to NICE certificates of insurance evidencing full compliance with the insurance requirements as set forth in APPENDIX D to this Agreement. Certificates of Insurance shall be kept current throughout the entire term of this Agreement.

     13.4. The carrying of any insurance required hereunder shall not be interpreted as relieving Contractor of any responsibility and/or undertaking to NICE according to the provisions of this Agreement or by law. Contractor shall give prompt notice of all losses or claims of which Contractor has knowledge which may be in any way related to this Agreement and Contractor shall assist and cooperate with any insurance company in the adjustment or litigation of all claims arising under this Agreement or by law and indemnifiable by Contractor under this Agreement or by law.

     13.5. NICE shall include in its property policies a waiver of subrogation clause against the Contractor, its directors and any one on its behalf, provided that such waiver will not be valid towards a person which caused malicious damage.

14.  [Deleted]

15.  FUNDAMENTAL BREACH AND REMEDIES

     15.1. Except as provided in Sections 15.2 and 15.3, any breach by any Party of this Agreement which was not remedied within forty-five (45) Days from the date of notice, shall be regarded as a fundamental breach.

     15.2. Notwithstanding the aforementioned in Section 15.1, any delay in the Due Date and/or Shipment Date, which was not remedied within thirty
          (30) Days from the date of notice for the first delay, and any subsequent delay upon notice (i.e. any second delay, even if the first one was less then 30 days) shall be regarded as a fundamental breach.

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     15.3. Notwithstanding the aforementioned in Section 15.1, unjust delay in payment by NICE exceeding sixty (60) Days from the date of notice for the first delay, exceeding seven (7) Days from the date of notice for the second delay (i.e. any second delay, even if the first one was less then 60 days) and exceeding the date of notice for any subsequent delay (i.e. any subsequent delay, even if the second one was less then 7 days) , shall be regarded as a fundamental breach. Notwithstanding, any delay in any payment by NICE shall bear a default interest, as of the first Day of delay, to be compounded daily, at the rate applicable at Bank Hapoalim B.M. at the relevant time for unauthorized overdrawn current accounts.

     15.4. Notwithstanding anything to the contrary contained herein or otherwise, Contractor's liability to NICE for any indirect, special, incidental, exemplary or consequential damages as a result of any claim arising under this Agreement or in connection therewith, regardless of whether Contractor has been advised of the possibility of such damages, shall not exceed five million US dollars ($5,000,000) in the aggregate for all claims, except for infringement of Intellectual Property rights for which Contractor is liable under
          Section 12.6. This Section shall not be construed or used in the construction of this Agreement as imposing on Contractor any liability for which it is not otherwise liable. Further, this Section shall not be construed as derogating from any applicable law which cannot be changed or waived by contract.

     15.5. Notwithstanding anything to the contrary contained herein, NICE' liability to Contractor for any indirect, special, incidental, exemplary or consequential damages as a result of any claim arising under this Agreement or in connection therewith, regardless of whether NICE has been advised of the possibility of such damages, shall not exceed five million US dollars ($5,000,000) in the aggregate for all claims, except for infringement of Intellectual Property rights for which NICE is liable under Section 12.8. This Section shall not be construed or used in the construction of this Agreement as imposing on NICE any liability for which it is not otherwise liable. Further, this Section shall not be construed as derogating from any applicable law which cannot be changed or waived by contract.

16.  TERM AND TERMINATION

     16.1. TERM AND TERMINATION. The initial term of this Agreement shall commence on the Effective Date and extend for three (3) years thereafter ("INITIAL TERM"), with an automatic renewal for an indefinite period of time ("EXTENDED TERM"), unless terminated by the parties according to Sections 16.2. or 16.3. herein.

     16.2. Notwithstanding the aforesaid in Section 16.1. and any possible implication to the contrary herein or as a result of the course of conduct of the parties, NICEshall be entitled, at its sole discretion, to terminate this Agreement, in whole or in part, at any time during the Initial Term or the Extended Term, with or without cause, upon a prior written notice of termination to Contractor of not less than forty-five (45) Days.

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

     16.3. Notwithstanding the aforesaid in Section 16.1. and any possible implication to the contrary herein or as a result of the course of conduct of the parties, Contractor shall be entitled, at its sole discretion, to terminate this Agreement only during the Extended Term, with or without cause, upon a prior written notice of termination to NICE of not less than six (6) months.

     16.4. Either party shall be entitled to terminate this Agreement, following a fundamental breach of this Agreement by the other party.

     16.5. Either party shall be entitled to terminate this Agreement upon the other party seeking an order for relief under the bankruptcy laws of the State of Israel or similar laws of any other jurisdiction, a composition with or assignment for the benefit of creditors, or dissolution or liquidation. NICE shall be entitled to terminate this Agreement upon the merger or acquisition of all or substantially all the business or assets of Contractor (except if within the Flextronix's group and provided Contractor remains an Israeli entity).

     16.6. EFFECT OF TERMINATION.

          16.6.1. Upon notice of termination of this Agreement for any reason whatsoever, the parties shall execute rapidly and efficiently the procedure for termination of the Manufacturing Outsourcing Services by Contractor and the transfer of production to NICE as set forth hereunder and agreed between the parties, provided that Contractor will not be required to incur additional costs for the purpose of assisting NICE in the case of termination. During the notice period, Contractor will continue performance of the Manufacturing Outsourcing Services regarding all PO's received according to the Forecast and will, simultaneously, assist NICE and cooperate with it in the transfer of the Manufacturing Outsourcing Services to NICE or anyone designated by NICE and NICE will continue in performing all its obligations hereunder.

          16.6.2. Upon termination of this Agreement for any reason whatsoever, without derogating from the generality of the aforesaid, NICE shall be entitled to receive from Contractor, at no charge, subject to the confidentiality obligations hereunder and Contractor's Proprietary Information, all information, know-how, samples, documentation and data, in any form or medium, in connection with the Manufacturing Outsourcing Services, whether prepared by NICE or by Contractor, and all NICE Proprietary Information which is in the possession of Contractor or anyone on its behalf, including its Permitted Subcontractors. Upon termination of this Agreement, Contractor shall return any such information to NICE notwithstanding the provisions of Section
               10.6. above.

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

          16.6.3. Upon termination of this Agreement for any reason whatsoever, all Non Generic Equipment and NICE Returned Components as detailed in Section 3.12. above, will be immediately returned to NICE.

          16.6.4. It is clarified that upon termination, for any reason whatsoever, Contractor shall still be obligated to supply warranty services according to this Agreement to all Products supplied, this for the duration of the Warranty Period for each Product and the relevant provisions of this Agreement applying to warranty shall survive termination.

     16.7. EFFECT OF TERMINATION. Upon termination of this Agreement, except in the event of termination by NICE due to breach by Contractor, NICE shall pay Contractor as follows: (i) 100% of the contract price for all finished Products in Contractor's possession or which have been delivered/being delivered to NICE, which are subject to a Purchase Order in accordance with the terms of this Agreement; (ii) 104% of the cost in APPENDIX C of all inventory of Permitted Components in Contractor's possession, which are not returnable to the vendor / supplier according to APPENDIX C or usable for other customers (as determined by Contractor in its sole discretion), whether in raw form or work in process; (iii) 104% of the cost in APPENDIX C of all inventory and inventory on order of Permitted Components which is not cancelable according to APPENDIX C; (iv) any vendor cancellation charges incurred with respect to inventory of Permitted Components accepted for cancellation or return by the vendor, and (v) disassembly charges and payments as per Section 3.8 (Cancellation of PO) resulting from the cancellation of PO's due to termination, and (vi) 100% of any other costs and payments payable by NICE hereunder at the time of termination under the specific provisions of this Agreement. Contractor will use reasonable commercial efforts to return unused inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by NICE hereunder.

     16.8. Upon termination of this Agreement by NICE due to breach by Contractor, NICE shall be obligated to pay Contractor as follows: (i) 100% of the contract price for all finished Products in Contractor's possession for which the Due Date has occurred and which have been supplied to NICE' freight forwarder, which are subject to a Purchase Order in accordance with the terms of this Agreement; (ii) 100% of the cost in APPENDIX C of all inventory of Permitted Components in Contractor's possession, which are not returnable to the vendor / supplier according to APPENDIX C or usable for other customers (as determined by Contractor in its sole discretion); provided however that in the event Contractor fails to supply the Products and/or Permitted Components to NICE, for any reason whatsoever, within 14 days after receipt of NICE' request, NICE shall be released from the obligation to pay for the Products and /or Permitted Components as provided for above. (iii) 100% of the cost in Appendix C of all inventory and inventory on order of Permitted Components, which is not cancelable according to Appendix C. Contractor will use reasonable commercial efforts to return unused inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by NICE hereunder.

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

     16.9. Neither party shall have any other liability, including payment obligations, resulting from the termination for convenience of this Agreement.

17.  MISCELLANEOUS.

     17.1. ENTIRE AGREEMENT. This Agreement, Schedules, Exhibits and Appendices constitute the entire agreement between the parties in connection with its subject matter and supersede all prior communications and agreements between the parties relating to its subject matter. Notwithstanding anything to the contrary, no documents, procedures, methods or policies shall bind the Parties unless they are in writing and signed by both parties, except that all the technical documentation included in the PDM System may be changed as provided in Section A (xxxii). Any change in NICE' procedures or policies, shall bind Contractor after it is notified of same, unless the change is material, in which case Contractor can object to the change on reasonable grounds detailed in writing.

     17.2. AMENDMENT. This Agreement may only be amended, varied or modified by the prior agreement in writing of NICE and Contractor. Any such amendment, variation or modification shall be binding upon the parties and upon their successors and assigns. Work procedures and technical documents may be signed by any representative on behalf of each of the parties and need not be signed by authorized signatories of the parties.

     17.3. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall in any way sell, transfer, assign, sub-contract or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement. However, NICE may, at its discretion, transfer and/or assign any of its rights, privileges, duties and obligations granted or imposed upon it under this Agreement to any NICE Affiliate, provided that NICE remains responsible towards Contractor, jointly and severally with the Affiliate, for all of its obligations hereunder so assigned, and provided further that the assignee signs this Agreement.

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

          It is further clarified that NICE may choose, by written notice to Contractor, to enable any NICE Affiliate to act on NICE' behalf and in its name under this Agreement directly VIS-A-VIS Contractor, without relieving NICE as the sole contractual party from responsibility for performance of the Agreement. Notwithstanding the foregoing, Upon NICE' prior written approval and upon the terms and limitations of such approval, Contractor may sub-contract some of its obligations ("PERMITTED SUBCONTRACTORS"), provided, however, that Contractor shall remain obligated under this Agreement. Contractor shall provide to NICE material qualifications and identification details of such Permitted Subcontractors. Contractor shall at all times remain fully responsible for the performance of all obligations of Contractor hereunder, jointly and severally with the Permitted Subcontractors. In selecting subcontractors to assist Contractor in the performance of this Agreement, Contractor shall comply with all reasonable NICE vendor screening requirements which are provided to it, and Contractor shall also comply with its own vendor screening requirements.

     17.4. SEVERABILITY. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be separable from the remainder of the provisions hereof which shall continue in full force and effect as if this Agreement had been executed with the invalid provisions eliminated.

     17.5. FORCE MAJEURE.

          17.5.1. Neither party shall be liable to the other for any delay in performance or failure to perform, in whole or in part, due to war or act of war (whether an actual declaration is made or not), riot, civil commotion, act of public enemy, fire, flood, or other act of God, act of any governmental authority, or similar causes beyond the reasonable control of such party which could not have been foreseen or prevented. If any event of force majeure occurs, the Party affected by such event shall promptly notify the other Party of such event in writing and take all reasonable actions to avoid the effect of such event.

          17.5.2. Nevertheless, if any event of force majeure occurs for a consecutive period of fourteen (14) Days preventing Contractor from performing the Manufacturing Outsourcing Services, and Contractor has not managed to set up the Manufacturing Outsourcing Services at the Backup Site, NICE may, at its discretion, elect to perform the Manufacturing Outsourcing Services or any part thereof by itself and/or through others, without derogating from its other rights and remedies, if applicable. In such event: (a) Contractor shall assist NICE by putting at its use, at NICE' request, Contractor Personnel who are involved in the performance of this Agreement, to the extent possible, at a charge to be agreed based on the labor rates in APPENDIX C; (b) without derogating from any other obligations of NICE hereunder as at such date to purchase Permitted Components, NICE shall purchase from Contractor the additional Permitted Components in Contractor's inventory, which are required, at NICE' discretion, for manufacturing during the force majeure period. The price and payment terms for purchase of such Permitted Components shall be according to the provisions of
               Section 3.4(A) above, which shall apply mutatis mutandis.

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

          17.5.3. If the event of force majeure exists for more than 90 days, each party shall have the right to terminate this Agreement and the provisions of Sections 16.2. and 16.3. regarding the notice period required shall apply mutatis mutandis, and thereafter
               Section 16 regarding effects of termination shall apply.

     17.6. RELATIONSHIP. NICE and Contractor acknowledge and agree that this Agreement shall not constitute, create or give effect to a joint venture, pooling arrangement, principal/agency relationship, partnership relationship or formal business organization of any kind and neither Contractor and/or NICE shall have the right to bind the other without the other's express prior written consent. Contractor will render the Manufacturing Outsourcing Services as an independent contractor and no employee - employer relationship shall exist between Contractor and/or the Personnel and/or anyone on its behalf and NICE.

     17.7. MANAGEMENT CHANGES. Contractor shall notify NICE immediately upon the occurrence of any material change in the conduct of business of Contractor or in the composition of its management, which has a material adverse affect on Contractor's ability to perform this Agreement.

     17.8. WAIVER. The failure of either party to insist upon strict performance of any provision of this Agreement, or the failure of either party to exercise any right or remedy to which it is entitled hereunder, shall not constitute a waiver thereof and shall not cause a diminution of the obligations established by this Agreement. A waiver of any default shall not constitute a waiver of any subsequent default. No waiver of any of the provisions of this Agreement shall be effective unless it is expressly stated to be a waiver and communicated to the other party in writing in accordance with the provisions of this Agreement.

     17.9. DISPUTE RESOLUTION. Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof shall be settled in accordance with one of the following procedures. Contractor and NICE shall use the procedures in the following order of priority.

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          17.9.1. In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including but not limited to disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a "DISPUTE"), then upon the written notice of either Party, the Dispute will be submitted to the project manager on behalf of each party to be escalated, in case the parties are unable to resolve such Dispute, to the parties C.E.O.'s

          17.9.2. Any dispute that the parties are unable to resolve pursuant to
               Section 17.9.1. within 30 Days, will be submitted exclusively to the competent courts in the Tel-Aviv-Jaffa District in Israel.

          17.9.3. Without derogating from rights of termination as detailed in this Agreement, it is clarified that Contractor will continue to provide the Manufacturing Outsourcing Services and NICE shall continue to perform its obligations hereunder during any litigation, mediation or legal proceedings commenced pursuant to this Section 17.9. above and the existence of a Dispute shall not enable Contractor to stop work or services or otherwise not timely perform its obligations or enable NICE to stop payments or otherwise not timely perform its obligations.

          17.9.4. The foregoing shall not affect the right of the parties to seek injunctions before the competent Court.

     17.10. Wherever in this Agreement it is provided that the Parties agree to negotiate/review/change any term hereof (including prices), the parties will usetheir best commercial efforts and negotiate in good faith in order to reach such agreement. If the parties fail to agree, no change will be made to the last agreed terms and they shall continue to apply, except as otherwise specifically and explicitly provided herein, and except that the provisions of Section 8.2. and all its subsections will apply with regard to details included in APPENDIX C.

     17.11. LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the state of Israel, without giving effect to choice of law rules.

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

     17.12. SCHEDULES AND APPENDICES. Each Schedule and Appendix hereto is incorporated herein by this reference. The parties may amend any Schedule and Appendix from time-to-time by entering into a separate written agreement, referencing such Schedule and Appendix and specifying the amendment thereto, signed by an authorized representative of each of the parties.

     17.13. SET-OFF. NICE shall only be entitled to setoff any amount due to Contractor against any amount due from Contractor to NICE, if the setoff amount is: (i) due according to this Agreement and is subject to an invoice lawfully issued hereunder; or (ii) liquidated damages according to this Agreement. In the event of setoff, Contractor shall receive, at the same time, a written notice signed by vice president operations of NICE detailing the setoff. Contractor shall not be entitled to setoff any amount due to NICE from Contractor hereunder against any amount due from NICE to Contractor according to this Agreement. The setoff provisions in this Agreement are in lieu of any setoff rights under any applicable law but shall not be construed as derogating from any other right or remedy.

     17.14. LIEN. Each party hereby waives any right of lien it may have under applicable law.

     17.15. COMMUNICATION AND NOTICES. Except as otherwise expressly provided in this Agreement, no communication from one party to the other shall have any validity under this Agreement unless made in writing by or on behalf of an authorized official of Contractor or, as the case may be, by or on behalf of an authorized official of NICE. Each party shall, from time to time, provide the other with a list of personnel designated as "authorized officials" for the purposes of this Section
          17.15. Any notice or other communication which either party hereto is required or authorized by this Agreement to give or make to the other shall be given or made either by registered mail, or by courier or by facsimile transmission confirmed by electronic confirmation, addressed to the other party to the address referred to in the preamble. Notices shall be deemed delivered within seven (7) Days of dispatch of the notice by registered mail, or upon delivery by courier, or one Business Day after sent if sent by facsimile transmission.


IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written:

          /s/                                              /s/
------------------------                        ------------------------
    NICE SYSTEMS LTD.                           FLEXTRONICS ISRAEL LTD.

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


    NICE SYSTEMS LTD.                           FLEXTRONICS ISRAEL LTD.



(Nice-Nice Flex Master Manufacturing Outsourcing Agreement Final)


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